Exhibit 99.1

Granite Names Kyle T. Larkin as Chief Operating Officer

Released: 02.10.20

WATSONVILLE, Calif.--(BUSINESS WIRE)-- Granite Construction Incorporated (NYSE:GVA) announced that effective today, Kyle T. Larkin has been appointed executive vice president and chief operating officer. Larkin will be responsible for overseeing the day-to-day operations of the company and will continue to be a member of the executive committee reporting directly to James H. Roberts, president and chief executive officer of Granite.

“Kyle is an outstanding leader with a proven track record who embodies the best at Granite. He is strategically-focused, has a deep understanding of our business, and equally important, Kyle is a team builder who develops and empowers his teams and fosters a collaborative work environment,” said Granite president and chief executive officer, James H. Roberts. “I am confident that Kyle will provide the leadership, vision, and management to optimize operations at Granite.”

Larkin joined Granite in 1996 as an estimator in the company’s Reno, Nevada operations and held successive positions of increasing responsibility including project engineer, project manager, chief estimator and manager of construction. From 2011 to 2013, Larkin served as president of Intermountain Slurry Seal, Inc., a wholly-owned subsidiary of Granite. In 2014 he was promoted to vice president and Nevada regional manager, and in 2017, Larkin was named senior vice president and California group manager. Most recently, in 2019, Larkin was named the senior vice president and manager of the Construction Materials Operations, which is comprised of the California Group, the Northwest Group, the Infrastructure Services Group, and all vertically-integrated materials facilities.

Larkin holds a B.S. in Construction Management from California Polytechnic State University, San Luis Obispo and an MBA from the University of Massachusetts, Amherst.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. In addition to being one of the World’s Most Ethical Companies for ten consecutive years, Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit the Granite website, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

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